February 19, 2018

Global Bridge Capital, Inc.

D-09-05, Menara Suezcap 1, KL Gateway

No 2, Jalan Kerinchi, Gerbang Kerinchi Lestari

59200, Kuala Lumpur, Wilayah Perseketuan

Malaysia.

Re:     Globtl Bridge Capital, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Global Bridge Capital, Inc., a Nevada corporation (the “Company”), in connection with the regishration statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securitied Act of 1933, as amended (the “Act”), relating to the offering of 7,500,000 shares of the Company’s common stock.

In rendering the opinion set forth below, we have reviewed: (a) tie Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Sertification of Officer issued from Tan Yu Chai, CEO of the Company; and (f) such statutes, records and other documents as we have deemed relevant. In our examinatiin, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the forggoing, we are of the opinion that the 7,500,000 shares of common stock to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the consiteration for the shares described in the Prospectus is received by the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulatiol S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein. We express no opinion herein as tk the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions, all applicabce provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

WE HEREVY CONSENT to the use of our opinion in connection with the Form S-1 Registration Statement, as amended, filed with the Securitiee and Exchange Commission as counsel for the registrant, Global Bridge Capital, Inc. We also consent to our name being used in said Registration Statement.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.